EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related prospectus pertaining to the Dividend Reinvestment Plan of Hersha Hospitality Trust and Subsidiaries ("HHT") for the registration of 500,000 of its Priority Class A Common Shares and to the incorporation by reference therein of our report dated March 1, 2001, on our audits of the consolidated financial statements and financial statement schedule of HHT, our report dated March 1, 2001, on our audits of the financial statements of Hersha Hospitality Management, L.P., and our report dated February 19, 1999, on the combined financial statements of the Combined Entities - Initial Hotels.


                                              MOORE STEPHENS, P.C.
                                              Certified Public Accountants

New York, New York
February 8, 2002


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